UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2023

iMedia Brands, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road,

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	IMBI	The Nasdaq Stock Market, LLC
8.50% Senior Notes due 2026	IMBIL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition

On April 28, 2023, iMedia Brands, Inc. (“we”, “us”, “our” or the “Company”) filed a Form 12b-25 notifying the United States Securities and Exchange Commission (“SEC”) that it is unable to file its Annual Report on Form 10-K for the year ended January 28, 2023 (the “Annual Report”), by the prescribed due date without unreasonable effort or expense because the Company requires additional time to complete its analysis and accounting for the income tax provision, certain accounting methodology for the Company’s wholly-owned advertising platform, iMedia Digital Services, the accounting and disclosure related to the goodwill impairment charges, disclosure of the Company’s liquidity disclosures as part of assessing the Company’s ability to continue as a going concern as the Company has determined there is substantial doubt about its ability to continue as a going concern, and the accounting and disclosure of the subsequent event related to the recent sale-leaseback transaction which closed on April 10, 2023.

The Company has determined its disclosure controls and procedures and internal controls over financial reporting were not effective as of December 31, 2022, as the material weaknesses described in Part II, Item 9A of its Annual Report on Form 10-K for the year ended January 29, 2022, related to its control environment, risk assessment, control activities, and information & communication are not remediated. The Company is in the process of finalizing its evaluation of its internal control over financial reporting and may identify additional material weaknesses based on further review and analysis in its Annual Report.

In the Form 12b-25, the Company disclosed the following information regarding the results of operations and financial condition of the Company:

●	The Company anticipates that its statement of operations for the three-month period ended January 28, 2023, will reflect (1) a decrease in net sales to approximately $133.5 million, compared with net sales of $193.8 million for the comparable prior year period, (2) a significant increase in the pre-tax net loss to approximately $62.7 million, compared with a pre-tax net loss of $5 million for the comparable prior year period, and (3) a significant increase in operating expenses to approximately $102.9 million, compared with operating expenses of $74.5 million for the comparable prior year period.

●	The Company anticipates that its statement of operations for the fiscal year ended January 28, 2023, will reflect (1) a decrease in net sales to approximately $544.5 million, compared to net sales of $551.1 for the prior fiscal year, (2) a significant increase in the pre-tax net loss to approximately $108.6 million, compared to a $22 million pre-tax net loss for the prior fiscal year, and (3) a significant increase in operating expenses to approximately $295.8 million, compared to operating expenses of $295.7 million for the prior fiscal year.

The Company disseminated a press release dated April 12, 2023, describing its unaudited results of operations for the three and twelve month periods ended January 28, 2023. The results of operations discussed above have been updated to include an estimated $38.5 million of goodwill impairment that the Company expects to recognize in the fourth quarter of fiscal year 2023. A copy of the Press Release was furnished as Exhibit 99.1 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023 (the “Earnings Form 8-K”).

The Company recently identified adjustments to the preliminary results included in the Company’s press release furnished with the Earnings Form 8-K, primarily related to goodwill impairment, which is currently estimated to be approximately $38.5 million, which will increase operating expenses and net loss previously included in the Press Release. The Company is not currently able to disclose the change to net loss as the analysis of the income tax provision has not yet been completed.

The amounts reported above are still under review by the Company and may differ once reported in the Company’s Annual Report to be filed by the Company. The Company intends to file its Annual Report, as soon as reasonably possible, but there can be no assurance that the Company will be able to file its Annual Report by the prescribed due date or that any estimates will not change.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in that filing.

Item 2.06	Material Impairments

On April 28, 2023, the Company concluded that because of the lower financial performance than expected in the current fiscal year, decline in the market capitalization of the Company, and the lower projected results over the next three years, a material impairment to the Company’s goodwill would need to be recorded. As a result, the Company expects to record an impairment charge of $38.5 million related to the Company’s goodwill during the three and twelve month periods ended January 28, 2023. The Company does not expect any future cash expenditures related to the impairment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2023	iMedia Brands, Inc.

	By:	/s/ Timothy A. Peterman
Timothy A. Peterman
Chief Executive Officer & Interim Chief Financial Officer